Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (the “Agreement”) confirms the following understandings and agreements between DENDRITE INTERNATIONAL, INC. (“Employer”), and MARC KUSTOFF (“Employee”) concerning Employee’s employment and termination thereof.

                1.             Employment Status:

                                (a)           Employee’s last date of employment with Employer pursuant to the Employment Agreement by and between Employee and Employer dated as of September 25, 2000 (the “Employment Agreement”) or otherwise will be February 25, 2005 (the “Termination Date”).

                                (b)           Employee will be paid his salary of $325,500 per annum through the Termination Date in accordance with normal payroll practices.  Employee will also be paid for any accrued but unused vacation days remaining as of the Termination Date.  Employee expressly forfeits any rights he may have to unvested stock options under the Dendrite International, Inc. 1997 Stock Incentive Plan, as amended (the “Stock Incentive Plan”), or otherwise.  Notwithstanding the preceding sentence, Employee will be able to exercise any vested options under the Stock Incentive Plan in accordance with the terms, conditions and limitations of the Stock Incentive Plan.

                                (c)           Employee’s health coverage under the Employer’s group health plan will terminate on the Termination Date.  Thereafter, Employee will be provided an opportunity to continue health coverage for Employee and qualifying dependents under the Employer’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

                                (d)           Except as otherwise set forth in this Agreement, from and after the Termination Date, Employee shall not be entitled to receive any further compensation or monies from Employer or to receive any benefits or participate in any benefit plan or program of Employer, including but not limited to, the Employer’s 401(k) Plan, Deferred Compensation Plan and Stock Purchase Plan.

                2.             Severance Package:  Provided Employee (i) signs this Agreement; (ii) does not revoke it pursuant to paragraph 9; and (iii) and complies with his obligations under this Agreement, including but not limited to his obligations under paragraphs 2(e) and 5, Employee shall be entitled to severance as follows:

                                (a)           Severance.  Employer agrees to pay Employee $615,500, less applicable withholding taxes and deductions.  This amount shall be paid to Employee in twelve (12) equal monthly payments of $51,291.67, less applicable withholding taxes and deductions, commencing not later than thirty (30) after the Effective Date of this Agreement (as defined below in paragraph 9).

                                (b)           COBRA Premiums.  In the event Employee timely elects to continue the group health and dental plan coverage that Employee had in effect on the day prior to Employee’s date of termination of employment pursuant to COBRA, the Employer will pay for a portion of Employee’s COBRA cost so that Employee’s cost of COBRA coverage shall be the same as the amount paid by employees of Employer for the same coverage under Employer’s group health and dental plans until the earlier of (i) the end of the period in which Employee receives severance pursuant to paragraph 2(a); and (ii) the date Employee becomes re-employed with another employer and becomes eligible to receive health coverage from such employer.  Thereafter, and for the balance of the applicable COBRA coverage period, Employee may continue COBRA at Employee’s sole expense.

                                (c)           Outplacement.  Employee will be eligible to receive six (6) month’s of professional outplacement assistance in a manner to be determined at the Employer’s sole discretion.  Such outplacement assistance shall commence on the day following the Termination Date.  No cash payment will be made in lieu of any such professional outplacement assistance.

                                (d)           Computer.  Employer will allow Employee to keep the computer assigned to him during his employment with Employer; provided, that Employee agrees to allow Employer a reasonable opportunity to remove its confidential, proprietary or other business information.

                                (e)           Transition.  In order to be eligible to receive the severance package set forth in this paragraph 2, Employee agrees to assist the Employer in the orderly transition of his duties as reasonably requested by Employer.  The transition duties shall include, but not be limited to, transitioning the India product launch, the product solution set definition and ownership and any event planning activities to the Dendrite employee(s) identified by Employer.  Employee’s transition obligations shall continue from the Termination Date through February 28, 2005.

                                (f)            Offset.  Any payments under this paragraph 2 shall be offset by monies owed by Employee to Employer.

                3.             Full Release:  In consideration of the compensation and other benefits provided in paragraph 2 herein, Employee, for himself, his heirs, executors, administrator, successors, and assigns (hereinafter referred to as the “Releasors”) hereby fully releases and discharges Employer, and its subsidiaries, parents, affiliates, successors or assigns together with their respective officers, directors, employees, agents, insurers, underwriters (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Releasees”), from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages, attorneys’ fees, and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, or hereafter may have, against the Releasees by reason of any matter, fact or cause whatsoever from the beginning of time to the Effective Date of this Agreement, including, without limitation, all claims arising out of or in any way related to Employee’s employment or the termination of his employment.

                                This Agreement of Employee shall be binding on the executors, heirs, administrators, successors and assigns of Employee and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Releasees.

                4.             Confidentiality:  Employee agrees that the terms of this Agreement have been and shall be held strictly confidential by him and his attorneys and accountants, and that he shall not, and shall instruct his attorneys and accountants not to disclose any such information, orally or in writing, to anyone else, including without limitation, any past, present or future employee or agent of the Employer.  Employee recognizes that, in the event he or his attorneys disclose any information contrary to the confidentiality provisions of this Agreement, any such disclosure would be a material breach of the Agreement for which the Employer shall be entitled to cease making any payments or providing any benefits under paragraphs 2(a), 2(b), and 2(c), recover payments made under paragraphs 2(a), 2(b), and 2(c) of this Agreement, and Employee shall be required to return the Company’s computer provided to him in paragraph 2(d) of this Agreement, in addition to its other remedies in law, equity and under this Agreement.

                5.             Return of Property:  Except as provided above in paragraph 2(d), upon the Termination Date, or at any other time requested by Employer, Employee agrees that he will return to Employer all property which Employee received, prepared or helped to prepare in connection with his employment including, but not limited to, all confidential information and all disks, notes, notebooks, blueprints, customer lists or other papers or material in any tangible media or computer readable form belonging to Employer or any of its customers, clients or suppliers.  Employee agrees that he will not retain any copies, duplicates or excerpts of any of the foregoing materials.  If Employee fails to comply with his obligations under this paragraph 5, Employer will have no obligation to provide severance or any other benefits pursuant to paragraph 2.

                6.             No Effect on Duties, Obligations or Restrictions Contained in Employment Agreement:  This Agreement does not amend, modify, waive or affect in any way Employee’s duties, obligations or restrictions under Sections 6, 7, 8, 9, 10, 11, 12, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24 and 25 of the Employment Agreement.  Such Sections are hereby incorporated by reference and Employee agrees to abide by such provisions.

                7.             Releasees’ Express Denial of Liability:  The payment by the Releasees of the amount specified herein above shall not be deemed an admission that any liability of the Releasees exists, and in making such payment Releasees do not admit, and expressly deny, any liability.

                8.             Waiver of Rights Under Other Statutes:  Employee understands that this Agreement includes the waiver of claims and rights Employee may have under other applicable statutes, including without limitation, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Employee Retirement Income Security Act; the Equal Pay Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Family and Medical Leave Act; the New Jersey Family Leave Act; the New Jersey Law Against Discrimination; the Fair Labor Standards Act; the New Jersey Wage

and Hour Act; the New Jersey Whistleblower Protection Act; and/or the New Jersey Conscientious Employee Protection Act; and any and all amendments to any of same.

                9.             Waiver of Rights Under the Age Discrimination Act:  Employee understands that this Agreement, and the release contained herein, waives claims and rights Employee might have under the Age Discrimination in Employment Act (“ADEA”).  The monies and other benefits offered to Employee in this Agreement are in addition to any sums or benefits that Employee would be entitled without signing this Agreement.  For a period of seven (7) days following execution of this Agreement, Employee may revoke the terms of this Agreement by a written document received by Employer on or before the end of the seven (7) day period (the “Effective Date”).  The Agreement will not be effective until said revocation period has expired.  Employee acknowledges that he has been given up to twenty-one (21) days to decide whether to sign this Agreement.  Employee has been advised to consult with an attorney prior to executing this Agreement.

                10.           Voluntary Waiver: The monies and other benefits offered to Employee in this Agreement are in addition to any sums or benefits that Employee would be entitled without signing this Agreement.  Employee acknowledges that he has been given up to twenty-one (21) days to decide whether to sign this Agreement.  Employee has been advised to consult with an attorney prior to executing this Agreement.

                11.           No Suit:  Employee represents that he has not filed or permitted to be filed against the Employer or any of the other Releasees, individually or collectively, any lawsuits (including any arbitrations), and he covenants and agrees that he will not do so at any time hereafter with respect to the subject matter of this Agreement and claims released pursuant to this Agreement, except as may be necessary to enforce this Agreement or to challenge the validity of the release of his rights under the ADEA.  Except as otherwise provided in the preceding sentence, Employee will not voluntarily participate in any judicial proceeding or arbitration against any of the Releasees that in any way involve the allegations and facts that he could have raised against any of the Releasees in any forum as of the date hereof.  Employee agrees that he will not encourage or cooperate with any other current or former employee of Employer or any potential plaintiff to commence any legal action or make any claim against the Employer or against the Releasees in respect of such person’s employment with the Employer or otherwise.

                12.           Remedies:  In the event Employee breaches any of the provisions of this Agreement (and in addition to any other legal or equitable remedy it may have), the Employer shall be entitled to cease making any payments or providing any benefits to Employee under paragraphs 2(a), 2(b), and 2(c) of this Agreement, recover any payments made under paragraphs 2(a), 2(b), and 2(c) (except for two weeks severance pay), require Employee to return the computer provided to Employee pursuant to paragraph 2(d), and recover the reasonable costs and attorneys’ fees incurred in seeking relief for any such alleged breach. Nothing herein shall affect in any way any of Employee’s obligations under this Agreement, including, but not limited to, his release of claims under paragraphs 3, 8 and 9.  The remedies set forth in this paragraph 12 shall not apply to any challenge to the validity of the waiver and release of Employee’s rights under the ADEA.  In the event Employee challenges the validity of the waiver and release of his rights under the ADEA, then Employer’s right to attorney’s fees and costs shall be governed by the provisions of the ADEA, so that Employer may recover such fees and costs if the lawsuit is brought by Employee in bad faith.  Nothing herein shall affect in any way any of Employee’s obligations under this Agreement, including, but not limited to, his release of claims under paragraphs 3, 8 and 9.  Employee further agrees that nothing in this Agreement shall preclude Employer from recovering attorneys’ fees, costs or any other remedies specifically authorized under applicable law.

                13.           Entire Agreement:  Except as otherwise set forth herein, this Agreement sets forth the entire agreement between the parties relating to the subject matter hereof.  This Agreement may not be changed orally but changed only in a writing signed by both parties.

                14.           Miscellaneous:

                                (a)           This Agreement shall be governed in all respects by laws of the State of New Jersey.

                                (b)           In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with the applicable law.

                                (c)           The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

                                (d)           Employee represents that in executing this Agreement, he has not relied upon any representation or statement, whether oral or written, not set forth herein.

                IN WITNESS THEREOF, Employer and Employee have executed this Severance Agreement and General Release on this 16th day of February, 2005.

DENDRITE INTERNATIONAL, INC.

By:	PAUL L. ZAFFARONI

MARC KUSTOFF
MARC KUSTOFF

Date:	2/16/05